UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0- 27403	84-1475486
(Commission File No.)	(IRS Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 542-0643

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE ARRANGEMENT.

On July 30, 2010, Tigrent Inc. (the “Company”) agreed to a forbearance (the “Forbearance”) with M. Barry Strudwick, Susan Weiss and certain other parties with respect to the previously disclosed settlement memorandum (“Settlement Memorandum”) providing for settlement and release of certain claims with respect to its previously disclosed litigation relating to Monterey del Mar, S.A., a Panamanian company and other matters. Under the terms of the Settlement Memorandum, the Company agreed to pay Mr. Strudwick and Ms. Weiss a total of $3.8 million, $1.2 million of which was paid in 2009. The Company issued two promissory notes for the remaining $2.6 million, one in the amount of $2.3 million (the “First Note”) and the other in the amount of $300,000 (the “Second Note” and, together with the First Note, the “Notes”). The Company missed payments of approximately $220,337 and $5,983 with respect to the First Note and Second Note, respectively, that were due on July 15, 2010, which nonpayment became an event of default on July 25, 2010 after continuing for a period of over ten (10) days.

Under the terms of the Forbearance, the holders of the Notes agreed to forbear from enforcing their rights and remedies under the Notes and the Settlement Memorandum for a period ending August 13, 2010 (the “Forbearance Period”) in consideration of the payment of $50,000 made by the Company on July 30, 2010 to be applied against the Company’s obligations under the Notes.  The Company and the holders of the Notes continue to consider and discuss plans to repay or restructure the Notes. Although the Company intends to work diligently with the holders of the Notes to finalize a repayment or restructuring plan, there is no guarantee that the parties will reach a mutually agreeable plan. If the Company is unable to pay or negotiate a repayment or restructuring plan with the holders of the Notes during the Forbearance Period, the holders may attempt to fully exercise their rights and remedies under the Notes and Settlement Memorandum, subject to any applicable defenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGRENT INC.

Dated: August 5, 2010
	By:	/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer